UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2005

APPLIED DIGITAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

MISSOURI (State or other jurisdiction of incorporation)	000-26020 (Commission File No.)	43-1641533 (IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200
DELRAY BEACH, FLORIDA 33445
(Address of principal executive offices)

561-805-8000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry Into a Material Definitive Agreement

On January 26, 2005, Applied Digital Solutions, Inc. (the “Company”) and eXI Wireless Inc. (“eXI”), (TSX Venture Exchange: EXI) entered into a definitive acquisition agreement in connection with the Company’s previously announced acquisition of eXI. The acquisition, which is subject to, among other things, approval by eXI’s shareholders and by the Supreme Court of British Columbia, will be effected through a plan of arrangement under which the Company will pay CAD$1.60 for each outstanding share of eXI (approximately 10.1 million shares are currently outstanding), payable in common stock of the Company based on the weighted daily average closing price of the Company’s common stock quoted for the 10 consecutive trading days that end 3 trading days before the closing. In addition, all existing eXI options and warrants outstanding (fewer than 0.9 million options and warrants are outstanding) will convert pro rata, based upon the exchange ratio determined at closing, into options or warrants exercisable into shares of the Company’s common stock.

The Board of Directors of eXI has approved the definitive Acquisition Agreement and has unanimously recommended that eXI shareholders vote in favor of the plan of arrangement pursuant to which the acquisition will be effected. This vote will occur at a special shareholders’ meeting expected to occur in March 2005. Following approval at the special shareholders’ meeting, it is expected that the acquisition will be completed in the late first quarter or early second quarter of 2005.

eXI states that it has developed patient wandering, infant protection and asset tracking / location systems combining automated identification and real-time location technologies. Once completed, this acquisition will hopefully add a significant number of dealers and distributors to VeriChip Corporation, the Company’s wholly-owned subsidiary. These dealers and distributors already market eXI’s proprietary security products like HALO™, ROAM ALERT™, ASSETRAC™, and HOUNDWARE™ to hospitals, nursing homes and commercial customers, respectively. No assurance can be given that the acquisition will be complete, or that if completed, that dealers and distributors will be added to VeriChip Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                APPLIED DIGITAL SOLUTIONS, INC.

                By:  /s/ Evan C. McKeown
                Name: Evan C. McKeown
                Title:   Senior Vice President and Chief Financial Officer

Dated: February 1, 2005